UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No.8)*

                                ARDEN REALTY INC.
                       --------------------------------------
                                (Name of Issuer)

                                     Common
                                     ------
                         (Title of Class of Securities)

                                    039793104
                                    ---------
                                 (CUSIP Number)


             Date of Event which Requires Filing of this Statement

                                DECEMBER 31, 2004
                                ----------------

Check the appropriate box to designate the rule pursuant to which the Schedule is filed:

[x]     Rule 13d-1(b)
[ ]     Rule 13d-1(c)
[ ]     Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in prior coverage.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (12-02)
                                     Page 1







                                  SCHEDULE 13G

CUSIP No.   039793104                                         Page 2 of 7 Pages
-------------------------------------------------------------------------------
1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

          Cohen & Steers, Inc.
          14-1904657
-------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a) [ ]
                                                          (b) [x]

-------------------------------------------------------------------------------
3)  SEC USE ONLY



-------------------------------------------------------------------------------
4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

-------------------------------------------------------------------------------
    NUMBER        5)   SOLE VOTING POWER
    OF                   8,555,086
    SHARES        _____________________________________________________________
    BENEFICIALLY  6)   SHARED VOTING POWER
    OWNED BY            34,005
    EACH          _____________________________________________________________
    REPORTING     7)   SOLE DISPOSITIVE POWER
    PERSON               9,347,886
    WITH          _____________________________________________________________
                  8)   SHARED DISPOSITIVE POWER
                        34,005
-------------------------------------------------------------------------------
9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          9,381,891

-------------------------------------------------------------------------------
10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES

          [ ]
-------------------------------------------------------------------------------
11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


         14.3%
-------------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON


          HC
-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                     Page 2

                                  SCHEDULE 13G

CUSIP No.   039793104                                         Page 3 of 7 Pages
-------------------------------------------------------------------------------
1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

          Cohen & Steers Capital Management, Inc.
          13-335336
-------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a) [ ]
                                                          (b) [x]

-------------------------------------------------------------------------------
3)  SEC USE ONLY



-------------------------------------------------------------------------------
4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          New York

-------------------------------------------------------------------------------
    NUMBER        5)   SOLE VOTING POWER
    OF                   8,555,086
    SHARES        _____________________________________________________________
    BENEFICIALLY  6)   SHARED VOTING POWER
    OWNED BY            0
    EACH          _____________________________________________________________
    REPORTING     7)   SOLE DISPOSITIVE POWER
    PERSON               9,347,886
    WITH          _____________________________________________________________
                  8)   SHARED DISPOSITIVE POWER
                        0
-------------------------------------------------------------------------------
9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          9,347,886

-------------------------------------------------------------------------------
10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES

          [ ]
-------------------------------------------------------------------------------
11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


         14.3%
-------------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON


          IA
-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                     Page 2


SCHEDULE 13G

CUSIP No.   039793104                                         Page 4 of 7 Pages
-------------------------------------------------------------------------------
1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

          Houlihan Rovers SA

-------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a) [ ]
                                                          (b) [x]

-------------------------------------------------------------------------------
3)  SEC USE ONLY



-------------------------------------------------------------------------------
4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          Belgium

-------------------------------------------------------------------------------
    NUMBER        5)   SOLE VOTING POWER
    OF                   34,005
    SHARES        _____________________________________________________________
    BENEFICIALLY  6)   SHARED VOTING POWER
    OWNED BY            0
    EACH          _____________________________________________________________
    REPORTING     7)   SOLE DISPOSITIVE POWER
    PERSON               34,005
    WITH          _____________________________________________________________
                  8)   SHARED DISPOSITIVE POWER
                        0
-------------------------------------------------------------------------------
9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          34,005

-------------------------------------------------------------------------------
10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES

          [ ]
-------------------------------------------------------------------------------
11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


         0.05%
-------------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON


          IA
-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                     Page 2





SCHEDULE 13G                                                        Page 5 of 7

Item 1(a)   Name of Issuer

                 ARDEN REALTY INC.

Item 1(b)   Address of Issuer's Principal Executive Office

        11601 WILSHIRE BLVD
        FOURTH FLOOR
        LOS ANGELES, CA  90025

Item 2(a)   Name of Person(s) Filing

            Cohen & Steers, Inc.
            Cohen & Steers Capital Management, Inc.
            Houlihan Rovers SA

Item 2(b)   Address of Principal Business Office

The principal address of Cohen & Steers, Inc. and Cohen & Steers
Capital Management, Inc. is:
            757 Third Avenue
            New York, New York 10017

The principal address for Houlihan Rovers SA is
            Chausee de la Hulpe 116, 1170 Brussels, Belgium

Item 2(c)   Citizenship or Place of Orgainization

            Cohen & Steers, Inc.:                       Delaware
            Cohen & Steers Capital Management, Inc.:    New York
            Houlihan Rovers SA:                         Belgium

Item 2(d)   Title of Class of Securities

                 Common

Item 2(e)   CUSIP Number

                039793104

Item 3. If this statement is filed pursuant to Rule 13d-l(b), or 13d-2(b), check whether the person filing is a

            (a)  [ ]  Broker or Dealer registered under Section 15 of the Act

            (b)  [ ]  Bank as defined in Section 3(a)(6) of the Act

            (c)  [ ]  Insurance Company as defined in section 3(a)(19) of the Act

            (d)  [ ]  Investment Company registered under Section 8 of the
                      Investment Company Act

            (e)  [X]  An investment advisor in accordance with Section
                      240.13d-1(b)(1)(ii)(E)

            (f)  [ ]  An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F)

            (g)  [X]  A parent holding company or control person in accordance with Section 240.13d-l(b)(1)(ii)(G)

            (h)  [ ]  A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act (12 U.S.C. 1813)

            (i)  [ ]  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15U.S.C. 80a-3)

            (j)  [ ]  Group, in accordance with Section 240.13d-1(b)(l)(ii)(J)




                                                                Page 6 of 7


Item 4       Ownership

             (a)  Amount of Shares Beneficially Owned     See row 9 on cover
                                                          sheet

             (b)  Percent of Class                        See row 11 on cover
                                                          sheet

             (c)  Number of Shares as to which such person has:

                  (i)    sole power to vote or to direct
                         the vote                         See row 5 on cover
                                                          sheet

                  (ii)   shared power to vote or to direct the vote
                                                           See row 6 on cover
                                                           sheet

                  (iii)  sole power to dispose or to direct the
                         disposition of                    See row 7 on cover
                                                           sheet

                  (iv)   shared power to dispose or to direct
                         the disposition of                See row 8 on cover
                                                           sheet

Item 5       Ownership of Five Percent or Less of a Class

             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. []

Item 6       Ownership of More than Five Percent on Behalf of Another Person

                   NA

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Cohen & Steers, Inc., holds a 100% interest in Cohen & Steers Capital Management, Inc., an investment advisor registered under Section 203 of the Investment Advisers Act, and holds a 50% interest in Houlihan Rovers SA, an investment advisor registered under Section 203 of the Investment Advisers Act.


Item 8       Identification and Classification of Members of the Group

Cohen & Steers, Inc., holds a 100% interest in Cohen & Steers Capital Management, Inc., an investment advisor registered under Section 203 of the Investment Advisers Act, and holds a 50% interest in Houlihan Rovers SA, an investment advisor registered under Section 203 of the Investment Advisers Act.

Item 9       Notice of Dissolution of the Group

                   NA

Item 10      Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired in connection with or as a participant in any transaction having that purpose or effect.


Signature
---------

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 14, 2005


/s/Robert Steers
----------------------------------
Signature


Robert H. Steers, Co-Chairman and Co Chief Executive Officer
Cohen & Steers, Inc.
Cohen & Steers Capital Management, Inc.
------------------------------------------------------------
Name and Title


/s/Joseph Houlihan
----------------------------------
Signature


Joseph W. Houlihan, Managaing Director
Houlihan Rovers SA
------------------------------------------------------------
Name and Title


                                                                page 7 of 7

                             JOINT FILING AGREEMENT

         In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a Statement on Schedule 13G including amendments thereto) with respect to the COMMON SHARES OF ARDEN REALTY INC., and that this Agreement may be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of February 14, 2005.


            COHEN & STEERS, INC.

                By:      /S/ROBERT STEERS
                        ---------------------------------
                         Name:  ROBERT H. STEERS
                         Title:  CO-CHARIMAN AND CO-CHIEF EXECUTIVE OFFICER



            COHEN & STEERS CAPITAL MANAGEMENT, INC.

                 By:      /S/ ROBERT STEERS
                          -----------------------------------
                          Name:  ROBERT H. STEERS
                          Title:  CO-CHAIRMAN AND CO-CHIEF EXECUTIVE OFFICER


            HOULIHAN ROVERS SA


                 By:      /S/  JOSEPH HOULIHAN
                          -----------------------------------
                          Name: JOSPEH W. HOULIHAN
                          Title: MANAGING DIRECTOR